Exhibit 10.1

FIRST AMENDMENT TO OPTION AGREEMENT

This First Amendment to Option Agreement (“First Amendment Agreement”), is made effective as of the 19th day of October, 2016 (“Effective Date”), by and between Talapoosa Development Corp., a Delaware corporation (“Buyer”) and Timberline Resources Corporation, a Delaware corporation (“Timberline Parent”), whose addresses are 101 East Lakeside Avenue, Coeur d’Alene, Idaho 83814 and American Gold Capital US Inc., a Nevada corporation (“American Gold”), Gunpoint Exploration US Ltd., a Nevada corporation (“Gunpoint US”) and Gunpoint Exploration Ltd., a British Columbia corporation (“Gunpoint Parent” and collectively with American Gold and Gunpoint US, the “Sellers”), whose addresses are Suite 1620 – 1140 West Pender Street, Vancouver, British Columbia, Canada V6E 4G1.  Buyer, Timberline Parent and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.

WHEREAS, the Parties previously entered into an Option Agreement dated March 12, 2015 (the “Option Agreement”), pursuant to which the Sellers granted to Buyer an Option to purchase all of Sellers’ interest in and to the Talapoosa Project (as defined in the Option Agreement);

B.

WHEREAS, the Parties hereby desire to amend the Option Agreement to extend the term of the Option exercise period, add additional Buyer Option payment obligations, alter the Option Payment amounts and eliminate the right of the Buyer to purchase the Sellers’ retained 1% Net Smelter Royalty; and

C.

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth in the Option Agreement.

NOW THEREFORE for valuable consideration, the receipt of which is hereby mutually acknowledged, the Parties hereby agree as follows:

1.

As of the date of this Amendment Agreement, Section 1.2 of the Option Agreement shall be amended and restated in its entirety to read as follows:

“1.2          Option Period.  Buyer shall have the right to exercise the Option at any time beginning on the Initial Closing Date (as defined in Section 1.4) and ending March 31, 2019, unless sooner terminated, or until the earlier exercise of the Option granted under Section 1.1 (“Option Period”).”

2.

As of the date of this Amendment, Section 1.9 as provided below, is hereby added to the Option Agreement:

“1.9            Additional Option Payments. If Buyer has not exercised the Option and paid the Option Payment, as set forth in Section 2.3 below, on or prior to the relevant date set forth below, then Buyer and Timberline Parent will meet the following additional expenditures and payment requirements (“Additional Payment Requirements”) on or before the relevant date set forth below.

Exhibit A Page 1

March 31, 2017

Payment of One Million United States Dollars (U.S.$1,000,000) in cash and issue One Million (1,000,000) shares of common stock of Timberline Parent to Gunpoint Parent (or as Gunpoint Parent may direct)

March 31, 2018

Payment of Two Million United States Dollars (U.S.$2,000,000) in cash and issue One Million (1,000,000) shares of common stock of Timberline Parent to Gunpoint Parent (or as Gunpoint Parent may direct)

December 31, 2018

Buyer will have made cumulative expenditures at the Talapoosa Project since the Effective Date totaling Seven Million and Five Hundred Thousand United States Dollars (U.S.$7,500,000). Buyer retains sole discretion over the timing and nature of the expenditures in its operation of the Talapoosa Project in accordance with Articles V and VI hereof. Buyer shall provide evidence of the cumulative expenditures to the reasonable satisfaction of Gunpoint Parent, which evidence may include financial statements of the Company as filed with the United States Securities and Exchange Commission.

In relation to any issuance of shares of common stock of Timberline Parent pursuant to an Additional Payment Requirement, Gunpoint Parent and/or the entity to which such shares of common stock are being issued will deliver prior to the issuance of such shares of common stock a certificate regarding certain representations, warranties and covenants for purposes of issuing such shares of common stock pursuant to applicable securities laws at the time of issuance.

If Buyer and/or Timberline Parent fail to make such Additional Payment Requirements on or before the dates indicated above, then this Option Agreement shall terminate at 11:59 pm Coeur d’Alene time on such date.”

3.

As of the date of this Amendment, Section 2.2(g) as provided below, is hereby added to the Option Agreement:

“(g)

A certificate regarding certain representations, warranties and covenants of Gunpoint Parent and/or the entity to which shares of common stock of Timberline Parent are being issued as directed by Gunpoint Parent at Closing for purposes of issuing shares of common stock of Timberline Parent in relation to the Option Payment as provided in Section 2.3(a) below pursuant to applicable securities laws at the time of issuance.”

4.

As of the date of this Amendment, Section 2.3 of the Option Agreement shall be amended and restated in its entirety to read as follows:

“2.3            Buyer Deliverable Documents.  At the Closing, Buyer shall undertake or cause to be undertaken the following:

(a)

Pay to Gunpoint Parent (or as Gunpoint Parent may direct) the following consideration (“Option Payment”):

If the Option Exercise Closing Date is on or before March 31, 2017

Payment of Eleven Million United States Dollars (U.S.$11,000,000) in cash and issue Three Million Five Hundred Thousand (3,500,000) shares of common stock of Timberline Parent to Gunpoint Parent (or as Gunpoint Parent may direct)

If the Option Exercise Closing Date is after March 31, 2017 but on or before March 31, 2018

Payment of Ten Million United States Dollars (U.S.$10,000,000) in cash and issue Two Million and Five Hundred Thousand (2,500,000) shares of common stock of Timberline Parent to Gunpoint Parent (or as Gunpoint Parent may direct)

If the Option Exercise Closing Date is after March 31, 2018

Payment of Eight Million United States Dollars (U.S.$8,000,000) in cash and issue One Million and Five Hundred Thousand (1,500,000) shares of common stock of Timberline Parent to Gunpoint Parent (or as Gunpoint Parent may direct)

Provided in each case above, that if Buyer has made any Additional Payment Requirement in accordance with Section 1.9 hereof on or prior to the Option Exercise Closing Date, the cash amounts and shares of common stock issued in connection with such Additional Payment Requirement shall be deducted from the cash payment amount and shares of common stock due and payable on the Option Exercise Closing Date as provided above.

(b)

Execute, acknowledge and deliver to the Sellers the Assignment.”

5.

As of the date of this Amendment, Section 2.4 of the Option Agreement shall be amended and restated in its entirety to read as follows:

“2.4         Royalty.  American Gold hereby retains and reserves, effective as of the Option Exercise Closing Date, a net smelter returns royalty in all minerals mined and removed from the Talapoosa Property, in the amount of one percent (1%) calculated as more fully described in Exhibit H (“Gunpoint Royalty”).  The Gunpoint Royalty shall be owned by and payable to Gunpoint Parent (or to such other of the Sellers as American Gold may direct).”

6.

As of the date of this Amendment, Section 2.5 of the Option Agreement shall be amended and restated in its entirety to read as follows:

“2.5          Contingent Consideration.  For a period of five (5) years following the Option Exercise Closing Date (“Contingent Payment Period”), should the daily price of gold (as determined by the London PM Fix) average One Thousand Six Hundred United States Dollars (U.S.$1,600) per ounce or greater for a period of ninety (90) consecutive Trading Days (the “Trigger Event”), Buyer shall be required to pay or cause to be paid to Gunpoint Parent (or as Gunpoint Parent may direct) an additional payment of Ten Million United States Dollars (U.S.$10,000,000) (the “Contingent Payment”).  Five Million United States Dollars (U.S.$5,000,000) of the Contingent Payment shall be due and payable to Gunpoint Parent (or as Gunpoint Parent may direct) no later than six months following the Trigger Event, payable in cash or, at Timberline’s discretion, up to one-half (Two Million Five Hundred Thousand United States Dollars (U.S.$2,500,000)) in shares of common stock of Timberline Parent.  The remaining Five Million United States Dollars (U.S.$5,000,000) of the Contingent Payment shall be due and payable to Gunpoint Parent (or as Gunpoint Parent may direct) no later than twelve months following the Trigger Event, payable in cash or, at Timberline’s discretion, up to one-half (Two Million Five Hundred Thousand United States Dollars (U.S.$2,500,000)) in shares of common stock of Timberline Parent.  The issuance of shares of common stock of Timberline Parent will be subject to any applicable requirements of the TSX Venture Exchange.  As used herein, “Trading Day” shall include any day during which the London Bullion Market Association is open for business and provides a London PM Fix for gold.  In relation to any issuance of shares of common stock of Timberline Parent pursuant to any Contingent Payment, Gunpoint Parent and/or the entity to which such shares of common stock are being issued will deliver prior to the issuance of such shares of common stock a certificate regarding certain representations, warranties and covenants for purposes of issuing such shares of common stock pursuant to applicable securities laws at the time of such issuance. For any shares of common stock of Timberline Parent issued as part of the Contingent Payment, the deemed value of such shares shall be greater of (a) the Closing Price for such shares of common stock on the Option Exercise Closing and (b) the “Discounted Market Price” (as defined by the TSX Venture Exchange) per such share of common stock on the date prior to the dissemination of Timberline Parent’s news release announcing this First Amendment Agreement. As used herein, “Closing Price” shall mean the closing price of the Timberline Parent’s shares of common stock as quoted on the OTCQB or if the shares of common stock are no longer quoted on the OTCQB, the closing price of the shares of common stock on the market in which the shares of common stock have the highest aggregate volume of trading in the ninety (90) days prior to the relevant date of determination, or if the shares of common stock are not traded on any market, the closing price of the shares of common stock on any inter-dealer quotation system or other over-the-counter market for Timberline Parent’s shares of common stock, or if no such quotations exist, the price of the shares of the common stock as determined by  Timberline Parent’s board of directors in good faith.”

7.

Contemporaneously herewith Buyer, Timberline Parent and Sellers have executed and delivered a short form of this First Amendment Agreement in the form of Exhibit A (“First Amendment Short Form”). Buyer may record the First Amendment Short Form if it so elects.

8.

Gunpoint Parent hereby reconfirms the representations and warranties contained in Article IV of the Option Agreement in relation to the Shares (as defined in the Option Agreement) in relation to the shares of common stock of Timberline Parent to be issued in relation to the Additional Payment Requirement, the Option Payment and the Contingent Payment.

9.

This Amendment is subject to regulatory approval, which approval Buyer and Timberline Parent shall apply for promptly after the Effective Date.

This Amendment is not to be construed as a waiver of any term, condition or provision of the Option Agreement, and that except as expressly provided for by this Amendment, all terms and conditions of the Option Agreement shall remain in full force and effect, without any modification whatsoever.

IN WITNESS WHEREOF the Parties hereto have executed this First Amendment Agreement as of the Effective Date.

BUYER TALAPOOSA DEVELOPMENT CORP. /s/ Steven A Osterberg By: President Its:
TIMBERLINE PARENT TIMBERLINE RESOURCES CORPORATION /s/ Steven A Osterberg By: President and CEO Its:
SELLERS AMERICAN GOLD CAPITAL US INC. /s/ Randy Reifel By: President Its: GUNPOINT EXPLORATION US LTD. /s/ Randy Reifel By: President Its: GUNPOINT EXPLORATION LTD. /s/Randy Reifel By: President Its: